Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

by and between

TRAVELCENTERS OF AMERICA INC.

(as successor by statutory conversion to

TRAVELCENTERS OF AMERICA LLC)

and

U.S. BANK NATIONAL ASSOCIATION

DATED AS OF

AUGUST 1, 2019

TO

THE INDENTURE

DATED AS OF

JANUARY 15, 2013

STATUTORY CONVERSION OF ISSUER

TRAVELCENTERS OF AMERICA INC.

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) made and entered into as of August 1, 2019 between TRAVELCENTERS OF AMERICA INC., a Maryland corporation (the “Corporation”) (as successor by statutory conversion to TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company (the “Company”)), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 15, 2013 (as amended or supplemented, the “Indenture”), relating to the Corporation’s issuance, from time to time, of various series of debt securities of the Corporation;

WHEREAS, the Company has converted from a Delaware limited liability company to a Maryland corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act and Section 3-904 of the Maryland General Corporate Law (the “Conversion”), and the Corporation desires to enter into this Supplemental Indenture for the purpose of evidencing such Conversion; and

WHEREAS, Section 901(1) of the Indenture provides that the parties may enter into one or more indentures supplemental to the Indenture to evidence the succession of another Person (as defined in the Indenture) and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises set forth herein, it is mutually agreed, for the benefit of all Holders of the Securities, as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1                                    Unless otherwise defined herein, capitalized terms used in this Supplemental Indenture shall have the same meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENT

Section 2.1                                    Pursuant to the Conversion, the Corporation became the successor to the Company under the Indenture and executes this Supplemental Indenture to evidence such succession.

Section 2.2                                    For the avoidance of doubt all references in the Indenture to “TravelCenters of America LLC” shall mean “TravelCenters of America Inc.”

ARTICLE 3

EFFECTIVENESS

Section 3.1                                    This Supplemental Indenture shall be effective for all purposes as of the date this Supplemental Indenture has been executed and delivered by the Corporation and the Trustee in accordance with Article IX of the Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed as being in full force and effect, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes and do not apply with respect to any other Securities.

ARTICLE 4

MISCELLANEOUS

Section 4.1                                    In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 4.2                                    To the extent that any terms of this Supplemental Indenture are inconsistent with the terms of the Indenture, the terms of this Supplemental Indenture shall govern and supersede such inconsistent terms.

Section 4.3                                    The recitals herein contained are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.4                                    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5                                    This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Corporation and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

TRAVELCENTERS OF AMERICA INC.

By:	/s/ William E. Myers
Name: William E. Myers
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David W. Doucette
Name: David W. Doucette
Title: Authorized Signatory